UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2011

CAREVIEW COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54090	95-4659068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 State Highway 121, Suite B-240, Lewisville, TX  75067
 (Address of principal executive offices and Zip Code)

(972) 943-6050
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

TABLE OF CONTENTS

Page

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	3

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Change in Officers and Directors

On June 7, 2011, the Board of Directors of CareView Communications, Inc. (the "Company") elected Gerald L. Murphy as a director. Mr. Murphy was also named as a member of the Board's Compensation Committee.  Mr. Murphy's business experience follows:

Since 1987, Mr. Murphy has served as President and Chief Executive Officer of Spectacular Attractions, Inc. d/b/a Murphy Brothers Exposition, an amusement carnival company providing outdoor amusements to state fairs and events nationwide, where he is responsible for managing large outdoor amusement events. Since 2009, Mr. Murphy has served as owner and managing member of C&A International, LLC, a manufacturing company, whereby he is responsible for management of operations and sales. Since 1984, Mr. Murphy has served as a director of Expo Waterpark, Inc., d/b/a Big Splash Waterpark, a family water park providing family entertainment, where he is responsible for management of the Waterpark.  Since 1987, Mr. Murphy has served as a director of Flamingo Travel Service of Oklahoma, Inc., a corporate travel agency.

Currently, and for the past ten years, Mr. Murphy has not been involved in any legal proceeding concerning (i) any bankruptcy petition filed by or against any business of which he was a general partner or executive officer either at the time of the bankruptcy or within two years  prior to that time; (ii) any conviction  in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity; or (iv) being found by a court, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law (and the judgment has not been reversed, suspended or vacated).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2011	CAREVIEW COMMUNICATIONS, INC.

	By:	/s/ Samuel A. Greco
	Name:	Samuel A. Greco
	Title:	Chief Executive Officer